Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MANUGISTICS GROUP, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Manugistics Group, Inc.

2.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Four thereof and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH. The total number of shares of all classes of stock which the Corporation is authorized to issue is Three Hundred Four Million Six Hundred Twenty Thousand Two Hundred Fifty-Three (304,620,253) shares, consisting of: (i) Four Million Six Hundred Twenty Thousand Two Hundred Fifty Three (4,620,253) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and (ii) Three Hundred Million (300,000,000) shares of Common Stock, par value $.002 per share (the “Common Stock”).”

3.             The Amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated:  August 9, 2001

/s/ Timothy T. Smith
Timothy T. Smith
Senior Vice President,
General Counsel and Secretary

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

MANUGISTICS GROUP, INC.

Manugistics Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:    That the Amended and Restated Certificate of Incorporation of the Corporation is amended by amending the first sentence of Article Fourth thereof to read as follows:

“FOURTH.  The total number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred Four Million Six Hundred Twenty Thousand Two Hundred Fifty-Three (104,620,253) shares, consisting of: (i) Four Million Six Hundred Twenty Thousand Two Hundred Fifty-Three (4,620,253) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and (ii) One Hundred Million  (100,000,000) shares of Common Stock, par value $.002 per share (the “Common Stock”).”

SECOND:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Helen A. Nastasia, its Secretary, this 29th day of July, 1997.

MANUGISTICS GROUP, INC.

By:	/s/ HELEN A. NASTASIA
Helen A. Nastasia
Secretary

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MANUGISTICS GROUP, INC.

FIRST. The name of this Corporation is:

Manugistics Group, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

THIRD. The purpose or purposes of the Corporation shall be to engage in any lawful actor activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of all classes of stock which the Corporation is authorized to issue is Thirty-Five Million Seven Hundred Fifty Thousand (35,750,000) shares, consisting of: (i) Five Million Seven Hundred Fifty Thousand (5,750,000) shares of Preferred Stock (the “Preferred Stock”), being Seven Hundred Fifty Thousand (750,000) shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”); Three Hundred Seventy Nine Thousand Seven Hundred Forty Seven (379,747) shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and Four Million Six Hundred Twenty Thousand Two Hundred Fifty Three (4,620,253) shares of Preferred Stock, par value $0.01 per share; and (ii) Thirty Million (30,000,000) shares of Common Stock, par value $.002 per share (the “Common Stock”).

The Preferred Stock

AA.  Series of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, by resolution with respect to any such series (“Series Resolution”) from time to time to designate one or more series of Preferred Stock, in addition to the series A and Series B Convertible Preferred Stock designated in this certificate of Incorporation, and the powers, preferences and rights, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof and to fix or alter the number of shares comprising any such series and the designation thereof, to the full extent now or hereafter permitted by the laws of the State of

Delaware.

The authority of the Board of Directors shall include, but not be limited to, the determination or fixing of the following:

(a)                the distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b)                the dividend rate on the shares of the series, whether dividends shall be cumulative, and if so, from what date or dates;

(c)                the price or prices at which, and the terms and

conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d)                whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;

(e)                whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if so convertible or exchangeable, the conversion price or prices or the rates of exchange and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)                 the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g)                whether or not the shares of the series shall be entitled to the benefit of limitations restricting the payment of dividends on, or the making of other distributions in respect of, stock of any class or series ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior class, and the terms of any such restrictions;

(h)                whether the series shall have voting rights in

addition to any voting rights required by law, and, if so, the terms of such voting rights; and

(i)                 any other relative rights, preferences and limitations of that series.

BB.  Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on stock of the Corporation of any other class ranking junior to the Preferred Stock as to dividends or assets, with respect to the same dividend period.

Common Stock

AA.  Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors from time to time, except that the corporation will not declare, pay or set apart for payment, any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if, at the time of such action the Corporation is in default with respect to any dividend payable on, or any sinking fund or purchase fund requirement relative to, any shares of Preferred Stock.

BB.  Distribution of Assets. In the event of the voluntary or involuntary liquidation of the Corporation, holders of Common stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

General

AA.  Voting Stock. Except as otherwise required by law or as otherwise provided in the resolution creating any series of Preferred Stock, the holders of Common Stock and the holders of any series of Preferred stock as shall have been granted such power pursuant to the Series Resolution shall exclusively possess voting power in the election of directors and for all other purposes, and the holders of the other series of Preferred Stock shall have no voting power and shall not be entitled to any notice of any meeting of stockholders.

BB.  Pre-emptive Riahts. No holder of any stock of the Corporation of any class shall, as such holder, have any pre-emptive or preferential right of subscription to any stock of any class of the

Corporation or to any obligations convertible into or exchangeable for any such stock or to any right of subscription to, or to any warrant or option for the purchase of any such stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

The following provisions of Article Fourth apply only to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and shall be in force only until such time as all of the shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall have been converted into shares of Common Stock, at which time such provisions shall immediately become null and void and shall have no force or effect. In the event of any conflict between any of the foregoing provisions of Article Fourth under the headings “The Preferred Stock”, “Common Stock” and “General”, respectively and any of the following provisions of Article Fourth during the period prior to the conversion of all of the Series A Convertible Preferred Stock and all of the Series B Convertible Preferred Stock into shares of Common Stock, such following provisions of Article Fourth shall govern:

A.            Voting Rights.

Except as otherwise provided by the laws of the State of Delaware or in a Series Resolution, the Common Stock and the Preferred Stock shall vote as one class, with the holder of each share of Common Stock being entitled to one vote in respect of such share of Common Stock and the holder of each share of Preferred Stock being entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could have been converted as of the record date for determining the stockholders having the right to notice of and to vote at such meeting.

B.            Dividend Rights.

During any fiscal year of the Corporation, no dividends (other than dividends or distributions payable solely in shares of Common Stock of the Corporation) shall be paid or declared, and no other distribution shall be made, on or with respect to, the Common Stock of the Corporation unless and until there shall have been paid, or declared and set aside for payment, during such fiscal year, dividends with respect to the Preferred Stock in an amount which the holders of Preferred Stock would have received if they had converted their Preferred Stock into Common Stock immediately prior to the record date for such dividend or distribution.

c.             Liquidation Rights.

(1)          (a)     In the event of any voluntary or involuntary

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liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment shall be made to or set apart for the holders of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive from the assets of the Corporation an amount equal to the stated amount (the “Liquidation Preference”) per share of Preferred Stock set forth in the applicable Series Resolution (such amount to be adjusted appropriately in the event of any stock dividends, stock split or combination, or similar recapitalization affecting the Preferred Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon or required to be so paid under paragraph B of this Article Fourth. If upon the occurrence of any suchliquidation, dissolution or winding up, the assets and funds to be thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full, and the holders of the Common Stock shall in no event be entitled to participate in any such distribution in respect of their shares.

(b)                   After such payment shall have been made in full to the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive from the remaining assets of the Corporation the sum of $1.33 per share in cash or other property (such amount to be adjusted appropriately in the event of any stock dividend, stock split or combination, or similar recapitalization affecting the Common Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, any such declaration of dividends to be subject to paragraph B of this Article Fourth above. If upon the occurrence of any such liquidation, dissolution or winding up, the assets and funds to be thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid amount, then such holders shall share ratably in any distribution of assets to the holders of Common Stock according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(c)                    Any assets of the Corporation remaining after all of the payments specified above in this paragraph C(1) shall be

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distributed with respect to the then outstanding shares of Preferred Stock and Common Stock pro rata on a per share basis without regard to class (assuming the conversion of all outstanding Preferred Stock).

(2)               A merger or consolidation of the Corporation or the Corporation’s wholly owned subsidiary, Manugistics, Inc. (“Sub”) into or with any other Corporation, entity or person, or any other corporate reorganization, in which the Corporation or Sub shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by the Corporation, in which in excess of 50% of the Corporation’s or Sub’s voting power is transferred, or a sale, lease, exchange, transfer or similar disposition by the Corporation or Sub of all or substantially all of its assets shall be deemed, for purposes of this paragraph C, to be a liquidation, dissolution, or winding up of the Corporation. Written notice of any proposed merger, consolidation, reorganization, sale, lease, exchange, transfer or similar disposition meeting the foregoing description, in reasonable detail, shall be furnished to the holders of Preferred Stock no later than 30 days prior to the anticipated effective date thereof.

D. Conversion Rights.

The rights and obligations of the holders of the Preferred Stock to convert such shares into common Stock of the corporation shall be as follows:

(1)          Optional Conversion. Each share of Preferred Stock shall be convertible (unless otherwise provided in the applicable Series Resolution) at any time at the option of the holder thereof at the office of the corporation or any transfer agent for the Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the conversion value (the “Conversion Value”) specified in the applicable Series Resolution by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The price per share of Preferred Stock at which shares of Common stock shall be deliverable upon

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conversion (the “Conversion Price”) shall be specified in the applicable Series Resolution. Such initial Conversion Price shall be subjeot to adjustment as hereinafter provided. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Common Stock set forth elsewhere in this paragraph D of Article Fourth shall apply to the mandatory conversion of the Preferred Stock.

(2)          Mandatory Conversion. Each share of each series of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is determined by dividing the Conversion Value applicable to such series by the Conversion Price applicable to such series, as such Conversion Price may be adjusted pursuant to paragraph D(3), upon the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement (other than a registration statement relating to an offer and sale of securities to employees of, or other persons providing services to, the Corporation pursuant to an employee or similar benefit plan, registered on Form s-8 or a comparable or successor form) under the Securities Act of 1933, as amended, covering the offer and sale by the Corporation of Common Stock of the Corporation to the public which results in net proceeds to the Corporation of not less than $5,000,000. All holders of record of shares of Preferred Stock will be given at least three (3) days prior written notice of the date fixed and place designated for mandatory conversion of the Preferred Stock and the event which resulted in the mandatory conversion of the Preferred Stock into common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock at such holder’s address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of the Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation or the transfer agent for the Preferred Stock at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The mechanics for conversion and other provisions relating to the conversion of Preferred Stock into Common Stock set forth elsewhere in this paragraph D of Article Fourth shall apply to the mandatory conversion of the

Preferred Stock.

(3)          Adjustment of Conversion Price.  The applicable Conversion Price from time to time in effect shall be subject to adjustment (to the nearest tenth of a cent) from time to time as follows:

(a)               If at any time after issuance of any shares of a series of Preferred Stock the Corporation shall issue, or be deemed to issue as provided below, any shares of Common Stock (other than Excluded Stock as defined in subparagraph D(3)(h) and other than a dividend or other distribution payable in Common Stock), or Preferred Stock convertible into common Stock or other securities convertible into Common Stock, for a consideration per share less than the Conversion Price of such series in effect immediately prior to the issuance of such Common Stock or Preferred Stock convertible into Common Stock or other securities convertible into Common Stock, the Conversion Price of such series in effect immediately prior to each such issuance shall forthwith (except as provided in subparagraph D(3) hereof) be adjusted as of the opening of business on the date of such issue or deemed issue to a price equal to the quotient obtained by dividing:

(i)                  an amount equal to the sum of

(x)                the total number of shares of Common Stock outstanding (including the number of shares of Common Stock into which the outstanding shares of the series of Preferred Stock as to which the adjustment is being calculated are then convertible) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

(y)              the consideration received by the Corporation upon such issuance,

by

(ii)               the total number of shares of Common Stock outstanding (including the number of shares of Common Stock into which the outstanding shares of the series of Preferred Stock as to which the adjustment is being calculated are then convertible and, in the case of an adjustment resulting from an issuance of Preferred Stock or other securities convertible into Common Stock, the number of shares of Common Stock into which such Preferred Stock or other securities are convertible at the Conversion Price then applicable to such Preferred Stock or other securities) immediately after such issuance.

(b)              For the purpose of any adjustment of the Conversion Price pursuant to subparagraph D(3)(a), the following provisions shall be applicable:

(i)                  In the case of the issuance of options or warrants to purchase or rights to subscribe for Common Stock other than Excluded Stock, which options, warrants or rights are exercisable at a price per share less than the then applicable Conversion Price, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed for purposes of this subparagraph D(3) to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph D(3)(d)), if any, received by the Corporation upon the issuance of such option, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby.

(ii)               In the case of the issuance of securities by their terms convertible into or exchangeable for Common Stock other than Excluded Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities, which securities are convertible at a price per share less than the then applicable Conversion Price, the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed for purposes of this subparagraph D(3) to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends) , plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subparagraph D(3)(c) hereof).

(iii)            On any change in the number of shares of Common Stock deliverable upon the exercise of any such options, warrants or rights covered in subparagraph D(3)(b)(i) or upon the conversion of or exchange for such convertible or exchangeable securities or upon the exercise of such options, warrants or rights to subscribe covered in subparagraph D(3)(b)(ii), or on any change in the minimum purchase price of such options, rights or securities, including, but not limited to a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such conversion Price as would have obtained had the adjustment made upon the issuance of (x) such options, rights or securities not exercised, converted or exchanged prior to such change, or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; provided, however, that no readjustment pursuant to the terms of this subparagraph D(3)(b)(iii) shall have the effect of increasing the conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted under subparagraph D(3)(b) hereof from any issuance or deemed issuance of Common Stock between the original adjustment date and such readjustment date.

(iv)           On the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities, or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities and subsequent conversion or exchange thereof, as the case may be; provided, however, that no readjustment pursuant to the terms of this subparagraph D(3) (b) (iv) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted under subparagraph D(3),(b) from any issuance or deemed issuance of Common Stock between the original adjustment date and such readjustment date.

(c)               For the purpose of any adjustment of Conversion Prices pursuant to subparagraph D(3)(a), the following provisions shall be applicable:

(i)                  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor.

(ii)               In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Corporation.

(d)              If the Corporation declares a dividend or other distribution payable in Common Stock (other than a dividend or distribution payable to holders of Preferred Stock), or subdivides its outstanding shares of Common Stock into a larger number or combines its outstanding shares of Common Stock into a smaller number, then the Conversion Price in effect immediately prior to such dividend, distribution, subdivision or combination, as the case may be, shall forthwith be adjusted to that price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such dividend, distribution, subdivision or combination and (ii) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such dividend, subdivision or combination.

(e)               In case the corporation shall make or issue to holders of its Common Stock, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of the Corporation’s capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that holders of shares of Preferred Stock shall thereafter be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock theretofore receivable .thereupon, the number of shares, securities, evidences of indebtedness, assets, options or rights so distributed with respect to Common Stock which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event, giving application to all adjustments called for during such period under this paragraph D(3) with respect to the rights of the holders of Preferred Stock. Notwithstanding the foregoing, the provisions of this subparagraph D(3)(e) shall not apply if the Corporation shall have simultaneously made or issued to holders of Preferred Stock, or fixed a record date for the determination of holders of Preferred Stock entitled to receive, the same dividend or distribution.

(f)                 Whenever the Conversion Price shall be adjusted as provided in this subparagraph D(3), the Corporation shall forthwith file, at the office of the transfer agent for the Preferred Stock, at the principal office of the Corporation or at such other place as may be designated by the Corporation, a statement, certified by the Chief Financial Officer of the Corporation, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation also shall cause a copy of such statement to be sent by first class mail, postage prepaid, to each holder of record of each series of Preferred Stock affected by such adjustment at such holder’s address as shown in the records of the Corporation.

(g)              The event the Corporation shall propose to take any action of the types described in this subparagraph D(3), the Corporation shall give notice to each holder of the Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice also shall set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the shares of Preferred

Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action.

(h) As used in this Certificate, “Excluded Stock’ shall mean up to 925,000 shares of Common Stock or options for the purchase thereof issued, sold or granted by the Corporation after the date of this Certificate of Incorporation to Directors, officers, consultants and employees of the Corporation pursuant to bona fide management and employee stock purchase, option or similar benefit plans or other incentive arrangements approved by the Board of Directors of the Corporation; provided, however, that such 925,000 share number may be increased from time to time by the affirmative consent or vote of a majority of the members of the Board of Directors, including the member of the Corporation’s Board of Directors designated by the holders of the Series A Preferred Stock and elected in accordance with the Shareholders Voting Agreement dated as of February 28, 1986, between the Corporation and certain holders of its capital stock (the “Series A Designee”), if the Series A Designee so consents or votes. Such 925,000 share figure (as such figure may be increased from time to time by a majority of the members of the Corporation’s Board of Directors, including the Series A Designee in accordance with the foregoing sentence) shall be proportionately adjusted for dividends and other distributions payable in Common Stock, and for subdivisions and combinations of shares of common Stock.

(4)               Mechanics of Conversion

(a)               Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock or upon the mandatory conversion of any such shares, he shall surrender the certificate or certificates therefor at the office of the Corporation or the transfer agent for the Preferred Stock, and shall give written notice to the Corporation or such transfer agent at said office that he elects to convert the same and shall state in such notice the name or names in which he wishes the certificate or certificates for shares of Common Stock to be registered. The Corporation will, as soon as practicable thereafter, issue and deliver at said office, to the person for whose account such surrender of the shares of Preferred Stock was made or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid together with the cash payment to be made in respect of any fraction of a share as herein provided. Such conversion, if voluntary, shall be deemed to have been made as of the date of such surrender of the shares of Preferred Stock to be converted, and, if mandatory, shall be deemed to have been made as of the date of the occurrence of the event which requires conversion, and the person or persons entitled to receive the shares of common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder surrendering Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(b)              The shares of Common Stock issued by the Corporation from time to time upon the conversion of any shares of Preferred Stock shall be deemed fully paid and not liable to any further call or assessment thereon.

(c)               All shares of Preferred Stock so converted shall be

retired and shall not be reissued. If at any time there are no shares of a particular series of Preferred Stock outstanding, then the series of Preferred Stock shall be cancelled and shall cease to exist as a series of authorized capital stock of the Corporation.

(d)              The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, the full number of shares of Common Stock deliverable upon conversion of all of the shares of Preferred Stock from time to time outstanding.

(e)               No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any of the shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If any such conversion results in a fraction, an amount equal to such fraction multiplied by the then current market price (as determined in good faith by the Board of Directors of the Corporation) of one share of Common Stock shall be paid to such holder in cash by the Corporation.

E. Redemption.

(1)                             At any time on or after the Redemption Date specified in the applicable Series Resolution, each holder of Preferred Stock shall have the right to compel the Corporation to redeem all or a portion of the shares of Preferred Stock held by such holder. The redemption price (the “Preferred Redemption Price”) shall be as set forth in the. applicable Series Resolution (such amount to be adjusted appropriately in the event of any stock dividend, stock split or combination, or similar recapitalization affecting the Preferred Stock).

(2)                             To exercise its rights under this Paragraph E, a holder of Preferred Stock shall be required to give the Corporation at least 15 days prior written notice of its intention to redeem, which notice shall specify the number of shares to be redeemed and the redemption date. Such notice shall be sent by first class mail or registered mail, postage prepaid, and shall be deemed to have been provided when mailed. On the redemption date specified in such notice, the holder of the shares of Preferred Stock to be redeemed shall be entitled to receive the applicable Preferred Redemption Price therefor (plus any declared but unpaid dividends on such shares) upon actual delivery to the Corporation or its agent of the certificate(s) representing the shares to be redeemed. All shares of Preferred Stock redeemed by the Corporation pursuant to this Paragraph E shall be retired by the Corporation and not reissued.

F. Terms of series A Preferred Stock.

There is hereby created a series of 750,000 shares of Preferred Stock designated “Series A Convertible Preferred Stock” having the following powers, preferences and relative participating, optional or other special rights, including fractional shares for this purpose, and qualifications, limitations or restrictions thereof in addition to those specified in this Certificate of Incorporation.

(1)                             Diquidation Preference. The Liquidation Preference of Series A Preferred Stock shall be $1.33 per share.

(2)                             Conversion. The Conversion Value shall be $1.33 and the initial Conversion Price shall be $1.33 per share of Series A Preferred Stock.

(3)                             Redemption. The Preferred Redemption Price for the Series A Preferred Stock shall be the greater of (i) $1.33 per share or (ii) seven times the per share earnings for the Corporation’s fiscal year ending immediately prior to the redemption date. The Redemption Date shall be February 28, 1991.

(4)                             Series A Resolution. The provisions of this Paragraph F shall be deemed, for purposes of this Article Fourth, to be the Series Resolution with respect to the Series A Preferred Stock.

G. Terms of Series B Preferred Stock.

There is hereby created a series of 379,747 shares of Preferred Stock designated “Series B Convertible Preferred Stock” having the following powers, preferences and relative participating, optional or other special rights, including fractional shares for this purpose, and qualifications, limitations or restrictions thereof in addition to others specified in this Certificate of Incorporation.

(1)                             Liquidation Preference. The Liquidation Preference of Series B Preferred Stock shall be $7.90 per share.

(2)                             Conversion. The Conversion Value shall be $7.90 and the initial Conversion Price shall be $7.90 per share of Series B Preferred Stock.

(3)                             Redemption. The Preferred Redemption Price for the Series B Preferred Stock shall be the greater of (i) $7.90 per share or (ii) seven times the per share earnings for the Corporation’s fiscal year ending immediately prior to the Redemption Date. The Redemption Date shall be June 30, 1998.

(4)                             Series B Resolution. The provisions of this Paragraph F shall be deemed, for purposes of this Article Fourth, to be the Series Resolution with respect to the Series B Preferred Stock.

FIFTH.       The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH.      Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The provisions of this Article Eighth are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

NINTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Ninth. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article Ninth shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the by-laws, by an agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.